As filed with Securities and Exchange Commission on August 16, 2013

SEC File No.:  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

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HEATWURX, INC.

(Exact name of registrant as specified in its charter)

___________________

Delaware	45-1539785
State or other jurisdiction of incorporation or organization	I.R.S. Employer I.D. No.

6041 South Syracuse Way, Suite 315, Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

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Amended and Restated 2011 Equity Incentive Plan

(Full title of the plan)

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Allen Dodge, CFO

Heatwurx, Inc.

6041 South Syracuse Way, Suite 315

Greenwood Village, CO 80111

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (303) 532-1641

___________________

Copies to:

Ronald N. Vance

The Law Office of Ronald N. Vance & Associates, P.C.

1656 Reunion Avenue, Suite 250

South Jordan, UT  84095

Telephone (801) 446-8802

FAX (801) 446-8803

ron@vancelaw.us

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]		Accelerated Filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[X]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Par Value $.0001	618,000	$ 0.14 (3)	$ 86,520(3)	$ 11.80
Common Stock, Par Value $.0001	1,022,000	2.00	2,044,000	278.80
Common Stock, Par Value $.0001	10,000	3.00	30,000	4.10
TOTAL	1,650,000		$2,160,520	$294.70

(1) Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Heatwurx, Inc., a Delaware corporation (the “Registrant”), that become issuable under the Heatwurx, Inc. Amended and Restated 2011 Equity Incentive Plan in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the price at which the options may be exercised.

(3)  For unissued shares or for shares not issuable upon exercise of outstanding options, the offering price is determined based upon the book value of such securities computed as of the latest practicable date prior to the date of filing this registration statement.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.  This registration statement does not include 150,000 shares issued under the Registrant’s Amended and Restated 2011 Equity Incentive Plan.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates into this Registration Statement the following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”) by the Registrant:

(a)

The 424(b) prospectus (File No. 333-184948) filed with the Commission on June 6, 2013;

(b)

Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the Commission on August 8, 2013;

(c)

Current Reports on Form 8-K (File No. 333-184948), filed with the Commission on June 21, 2013, July 9, 2013, and July 10, 2013 (not including any information furnished under Items 2.02, 7.01 or 9.01 of any such Form 8-K); and

(d)

All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2012.

Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

The Registrant’s Certificate of Incorporation does not provide for cumulative voting and the holders of the Registrant’s common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The Registrant’s preferred stockholders are entitled to cast the number of votes equal to the number of whole shares of common stock into which they are convertible. The holders of the Registrant’s common stock are entitled to receive ratably such common stock dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of the Registrant with or into any other person or sale or transfer of all or any part of the Registrant’s assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Registrant’s affairs. The holders of the Registrant’s common stock have no preemptive or conversion rights.

Item 5.  Interest of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  The General Corporation Law of the State of Delaware further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The General Corporation Law of the State of Delaware requires a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

The Registrant’s bylaws provide that the Registrant will indemnify its directors and officers to the maximum extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The Registrant has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

See “Exhibit Index” below.

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in city of Greenwood Village, State of Colorado, on August 16, 2013.

Heatwurx, Inc.

By /s/ Stephen Garland
Stephen Garland, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Stephen Garland Stephen Garland	Chief Executive Officer, President and Interim Chairman (principal executive officer)	August 16, 2013
/s/ Allen Dodge Allen Dodge	Chief Financial Officer (principal financial and accounting officer)	August 16, 2013
/s/ Gus Blass III Gus Blass III	Director	August 16, 2013
/s/ Reginald Greenslade Reginald Greenslade	Director	August 16, 2013
/s/ Donald Larson Donald Larson	Director	August 16, 2013

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated 2011 Equity Incentive Plan	S-1	333-184948	10.11	11/14/12
4.2	Third Amended and Restated Certificate of Incorporation	S-1	333-184948	3.1	11/14/12
4.3	Certificate of Amendment	8-K	333-184948	3.1	6/21/13
4.4	Second Amended and Restated Bylaws	10-Q	333-184948	3.1	8/8/13
5.1	Opinion of Counsel					X
23.1	Consent of Hein & Associates LLP, independent registered public accounting firm					X
23.2	Consent of Counsel (included in Exhibit 5.1 to this registration statement)					--